Exhibit 99.1

Reynolds American Inc.
P.O. Box 2990
Winston-Salem, NC 27102-2990

Contact:	Maura Payne, RJR	Dave Betteridge, BAT	RAI 2004-02
	336-741-6996	011-044-207-845-2888

Ralph Edmondson, BAT
011-044-207-845-1180

RJR, B&W Complete Transaction; Reynolds American Inc. Established

WINSTON-SALEM, N.C. – July 30, 2004 – R.J. Reynolds Tobacco Holdings, Inc. (RJR) and Brown & Williamson Tobacco Corporation (B&W) today completed the transaction that formed a new publicly traded company, Reynolds American Inc. (NYSE: RAI), and combined their respective U.S. tobacco businesses.

“The closing of this transaction marks a major milestone for R.J. Reynolds and Brown & Williamson,” said Andrew J. Schindler, executive chairman of Reynolds American. “Reynolds American will be both financially and operationally stronger, and in an excellent position to provide attractive returns to shareholders.”

“Completing this deal on the terms proposed last October and in line with the anticipated timetable is the result of a remarkable collaborative effort by people on both sides of the Atlantic,” said Jan du Plessis, chairman of British American Tobacco p.l.c. (AMEX: BTI). “I would like to thank them for all their tremendous work on behalf of our shareholders, for whom the transaction is expected to be earnings and cash flow enhancing in 2005.”

Susan Ivey, president and CEO of Reynolds American, said, “Today we realized a tremendous opportunity in creating a brand new company with over 200 years of combined experience and innovation. We have an excellent leadership team and a new board that will bring invaluable insight and advice to our company. The integration teams have done a terrific job over the last eight months in putting together the best practices, processes and talent in the new organizations. Reynolds American is ready to execute on day one.

“We will now focus our attention on creating a new business model and brand-portfolio strategy that will enable R.J. Reynolds Tobacco to enhance its competitive position in the U.S. market and continue to return value to shareholders,” she continued. “And we remain confident that we can do so while realizing more than $500 million in annual synergies within the next two years.”

Reynolds American common stock will begin trading on the New York Stock Exchange on August 2, 2004. Based on the 2003 results of its four operating subsidiaries – R.J. Reynolds Tobacco Company, Santa Fe Natural Tobacco Company, Inc., Lane Limited and R.J. Reynolds Global Products, Inc. – Reynolds American Inc. would have annual sales of $8.4 billion and volume of approximately 172 billion units (including contract manufacturing). The company will have approximately 8,100 employees and be headquartered in Winston-Salem, N.C.

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Following are other highlights of the transactions completed today:

•	Existing RJR shareholders own approximately 58 percent of Reynolds American common stock through a tax-free one-for-one exchange.

•	Through B&W, BAT owns about 42 percent of the approximately 150 million shares of Reynolds American common stock.

•	Reynolds American Inc.’s board of directors will have 13 members. In addition to Schindler and Ivey, members will include six independent directors of the former RJR board and five directors designated by the BAT Group (three independent and two BAT executives).

•	R.J. Reynolds Tobacco Company’s newly broadened portfolio of iconic cigarette brands includes five of the top 10 U.S. brands. Reynolds Tobacco manufactures about one of every three cigarettes sold in the United States.

•	RJR paid BAT $400 million in cash for Lane Limited, a Georgia-based company that manufactures several roll-your-own, pipe tobacco and little cigar brands, and distributes Dunhill tobacco products.

A conference call will be webcast on Monday, Aug. 2, 2004, at 9:30 a.m. Eastern Daylight Time following the release that morning of the second-quarter financial results of R.J. Reynolds Tobacco Holdings, Inc. Members of the new Reynolds American management team will be on the call to discuss RJR’s second-quarter results, provide an update on the integration of the tobacco operating companies, and discuss initial plans for Reynolds American. The conference call will be available online on a listen-only basis at www.RJRHoldings.com.

Cautionary Information Regarding Forward-Looking Statements

Statements included in this news release that are not historical in nature are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements regarding RAI’s future performance and financial results include risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks include the substantial and increasing regulation and taxation of the cigarette industry; various legal actions, proceedings and claims relating to the sale, distribution, manufacture, development, advertising, marketing and claimed health effects of cigarettes that are pending or may be instituted against RAI or its subsidiaries; the substantial payment obligations and limitations on the advertising and marketing of cigarettes under various litigation settlement agreements; the continuing decline in volume in the domestic cigarette industry; competition from other cigarette manufacturers, including increased promotional activities and the growth of deep-discount brands; the success or failure of new product innovations and acquisitions; the responsiveness of both the trade and consumers to new products and marketing and promotional programs; the ability to realize the benefits and synergies arising from the combination of RJR Tobacco and the U.S. cigarette and tobacco business of B&W; any potential costs or savings associated with realigning the cost structure of RAI and its subsidiaries; the ability to achieve efficiencies in manufacturing and distribution operations without negatively affecting sales; the cost of tobacco leaf and other raw materials and commodities used in products; the effect of market conditions on the performance of pension assets and the return on corporate cash; and the ratings of RAI securities. Due to these uncertainties and risks, undue reliance should not be placed on these forward-looking statements, which speak only as of the date of this news release. Except as provided by federal securities laws, RAI is not required to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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